UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                           Somera Communications, LLC
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    83445810
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                     [ ]  Rule 13d-1(b)
                     [ ]  Rule 13d-1(c)
                     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 39 Pages

---------------------                                        -------------------
CUSIP NO.    83445810                    13G                 PAGE 2 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Ventures V, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                13,757,333 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                13,757,333 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,757,333 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    83445810                    13G                 PAGE 3 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Partners V, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                13,757,333 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                13,757,333 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,757,333 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    83445810                    13G                 PAGE 4 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Partners, LLC
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited liability company
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                13,757,333 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                13,757,333 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,757,333 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        CO
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    83445810                    13G                 PAGE 5 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Advisors Fund (QP), L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                13,757,333 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                13,757,333 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,757,333 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    83445810                    13G                 PAGE 6 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Advisors Fund, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                13,757,333 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                13,757,333 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,757,333 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    83445810                    13G                 PAGE 7 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Investors III, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                13,757,333 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                13,757,333 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,757,333 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    83445810                    13G                 PAGE 8 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        E. Roe Stamps, IV
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                13,757,333 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                13,757,333 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,757,333 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    83445810                    13G                 PAGE 9 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stephen G. Woodsum
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                13,757,333 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                13,757,333 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,757,333 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    83445810                    13G                 PAGE 10 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Gregory M. Avis
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                13,757,333 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                13,757,333 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,757,333 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    83445810                    13G                 PAGE 11 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Martin J. Mannion
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                13,757,333 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                13,757,333 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,757,333 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    83445810                    13G                 PAGE 12 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Bruce R. Evans
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                13,757,333 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                13,757,333 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,757,333 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    83445810                    13G                 PAGE 13 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas S. Roberts
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                13,757,333 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                13,757,333 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,757,333 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    83445810                    13G                 PAGE 14 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Walter G. Kortschak
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                13,757,333 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                13,757,333 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,757,333 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    83445810                    13G                 PAGE 15 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Joseph F. Trustey
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                13,757,333 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                13,757,333 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,757,333 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    83445810                    13G                 PAGE 16 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Kevin P. Mohan
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                13,757,333 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                13,757,333 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,757,333 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    83445810                    13G                 PAGE 17 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Peter Y. Chung
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                13,757,333 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                13,757,333 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,757,333 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    83445810                    13G                 PAGE 18 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas F. Farb
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                13,757,333 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                13,757,333 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,757,333 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        29.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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ITEM 1(A).        NAME OF ISSUER:  Somera Communications, LLC

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 5383 Hollister Avenue, Santa Barbara, CA 93111.

ITEM 2(A). NAMES OF PERSONS FILING: Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Advisors Fund
                  (QP), L.P., Summit V Advisors Fund, L.P., Summit Investors III, L.P. and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, Martin J. Mannion, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak, Joseph F. Trustey, Kevin P. Mohan, Peter Y. Chung, and Thomas F. Farb.

                  Summit Partners V, L.P. is the sole general partner of Summit Ventures V, L.P., Summit V Advisors Fund (QP), L.P., and Summit V Advisors Fund, L.P. Summit Partners, LLC is the sole general partner of Summit Partners V, L.P. Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan, Chung and Farb are individual general partners of Summit Partners, LLC and Summit Investors III, L.P.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  The address of the principal business office of Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., Summit Investors III, L.P. and Messrs. Stamps, Woodsum, Mannion, Evans, Roberts, Trustey, Mohan and Farb is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis, Kortschak and Chung is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

ITEM 2(C). CITIZENSHIP: Each of Summit Ventures V, L.P., Summit Partners V, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., Summit Investors III, L.P. is a limited partnership organized under the laws of the State of Delaware. Summit Partners, LLC is a limited liability company organized under the laws of the State of Delaware. Each of Messrs. Stamps, Woodsum, Mannion, Evans, Roberts, Trustey, Mohan, Chung and Farb is a United States citizen.

ITEM 2(D). TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value per share.

ITEM 2(E).        CUSIP NUMBER: 83445810

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
                  Not Applicable.

                               Page 19 of 39 Pages
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ITEM 4.           OWNERSHIP.

                  (a)   Amount Beneficially Owned:

                        Each of Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., and Summit Investors III, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 13,757,333 shares of Common Stock as of December 31, 1999. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan, Chung and Farb may be deemed to own beneficially 13,757,333 shares of Common Stock as of December 31, 1999.

                        As of December 31, 1999, Summit Ventures V, L.P. was the record owner of 12,618,986 shares of Common Stock. As of December 31, 1999, Summit V Advisors Fund (QP), L.P. was the record owner of 723,116 shares of Common Stock. As of December 31, 1999, Summit V Advisors Fund, L.P. was the record owner of 220,976 shares of Common Stock. As of December 31, 1999, Summit Investors III, L.P. was the record owner of 194,253 shares of Common Stock. The shares held of record by Summit Ventures V, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., and Summit Investors III, L.P. are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 13,757,333 shares of Common Stock. In their capacities as individual general partners of Summit Partners, LLC and Summit Investors III, L.P., each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan, Chung and Farb may be deemed to own beneficially 13,757,333 shares of Common Stock.

                        Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Somera Communications, LLC, except in the case of Summit Ventures V, L.P. for the 12,618,986 shares which it holds of record, Summit V Advisors Fund (QP), L.P. for the 723,116 shares which it holds of record, Summit V Advisors Fund, L.P. for the 220,976 shares which it holds of record and Summit Investors III, L.P. for the 194,253 shares which it holds of record.

                  (b)   Percent of Class:

                        Summit Ventures V, L.P.:  29.5%
                        Summit Partners V, L.P.:  29.5%
                        Summit Partners, LLC:  29.5%
                        Summit V Advisors Fund (QP), L.P.:  29.5%

                                  Page 20 of 39 Pages

                        Summit V Advisors Fund, L.P.:  29.5%
                        Summit Investors III, L.P.:  29.5%
                        E. Roe Stamps, IV:  29.5%
                        Stephen G. Woodsum:  29.5%
                        Gregory M. Avis:  29.5%
                        Martin J. Mannion:  29.5%
                        Bruce R. Evans:  29.5%
                        Walter G. Kortschak:  29.5%
                        Thomas S. Roberts: 29.5%
                        Joseph F. Trustey:  29.5%
                        Kevin P. Mohan:  29.5%
                        Peter Y. Chung:  29.5%
                        Thomas F. Farb:  29.5%

                        The foregoing percentages are calculated based on the 46,562,500 shares of Common Stock reported to be outstanding on Form S-1/A for Somera Communications, LLC filed November 12, 1999.

                  (c)   Number of shares as to which such person has:

                        (i)    sole power to vote or to direct the vote:

                               0 shares for each reporting person

                        (ii)   shared power to vote or to direct the vote:

                        Summit Ventures V, L.P.:  13,757,333 shares
                        Summit Partners V, L.P.:  13,757,333 shares
                        Summit Partners, LLC:  13,757,333 shares
                        Summit V Advisors Fund (QP), L.P.: 13,757,333 shares Summit V Advisors Fund, L.P.: 13,757,333 shares Summit Investors III, L.P.: 13,757,333 shares
                        E. Roe Stamps, IV:  13,757,333 shares
                        Stephen G. Woodsum:  13,757,333 shares
                        Gregory M. Avis:  13,757,333 shares
                        Martin J. Mannion:  13,757,333 shares
                        Bruce R. Evans:  13,757,333 shares
                        Walter G. Kortschak:  13,757,333 shares
                        Thomas S. Roberts:  13,757,333 shares
                        Joseph F. Trustey:  13,757,333 shares
                        Kevin P. Mohan:  13,757,333 shares
                        Peter Y. Chung:  13,757,333 shares
                        Thomas F. Farb:  13,757,333 shares

                        (iii) sole power to dispose or direct the disposition of:


                                  Page 21 of 39 Pages

                               0 shares for each reporting person

                        (iv) shared power to dispose or direct the disposition of:

                        Summit Ventures V, L.P.:  13,757,333 shares
                        Summit Partners V, L.P.:  13,757,333 shares
                        Summit Partners, LLC:  13,757,333 shares
                        Summit V Advisors Fund (QP), L.P.: 13,757,333 shares Summit V Advisors Fund, L.P.: 13,757,333 shares Summit Investors III, L.P.: 13,757,333 shares
                        E. Roe Stamps, IV:  13,757,333 shares
                        Stephen G. Woodsum:  13,757,333 shares
                        Gregory M. Avis:  13,757,333 shares
                        Martin J. Mannion:  13,757,333 shares
                        Bruce R. Evans:  13,757,333 shares
                        Walter G. Kortschak:  13,757,333 shares
                        Thomas S. Roberts:  13,757,333 shares
                        Joseph F. Trustey:  13,757,333 shares
                        Kevin P. Mohan:  13,757,333 shares
                        Peter Y. Chung:  13,757,333 shares
                        Thomas F. Farb:  13,757,333 shares

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  Not Applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.
                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(J).

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  Not Applicable.

ITEM 10.          CERTIFICATION.



                               Page 22 of 39 Pages
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                  Not Applicable.  This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).



























                               Page 23 of 39 Pages

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                                   SIGNATURES
                                   ----------

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.
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Dated:  February 11, 2000.

SUMMIT VENTURES V, L.P.                        SUMMIT ADVISORS FUND, L.P.

By: Summit Partners V, L.P.                    By: Summit Partners V, L.P.

By: Summit Partners, LLC                       By: Summit Partners, LLC

By:           *                                By:           *
    -----------------------                        -----------------------
    General Partner                                General Partner

SUMMIT V ADVISORS FUND (QP), L.P.              SUMMIT INVESTORS III, L.P.

By: Summit Partners V, L.P.                    By:           *
                                                   -----------------------
By: Summit Partners, LLC                           General Partner

By:           *
    -----------------------
    General Partner
                                                             *
SUMMIT PARTNERS V, L.P.                        ---------------------------
                                               E. Roe Stamps
By: Summit Partners, LLC

By:           *
    -----------------------
    General Partner
                                                             *
SUMMIT PARTNERS, LLC                           ---------------------------
                                               Martin J. Mannion
By:           *
    -----------------------
    General Partner

              *                                              *
---------------------------                    ---------------------------
Stephen G. Woodsum                             Bruce R. Evans

              *
---------------------------
Gregory M. Avis

                                  Page 24 of 39 Pages
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              *                                              *
---------------------------                    ---------------------------
Walter G. Kortschak                            Thomas S. Roberts


              *                                              *
---------------------------                    ---------------------------
Joseph F. Trustey                              Kevin P. Mohan


              *
---------------------------
Peter Y. Chung



                                               *By: /s/ Thomas F. Farb
                                                    ----------------------
                                                    Thomas F. Farb
                                                    On his own behalf and as
                                                    Attorney-in-fact

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*     Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.
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                               Page 25 of 39 Pages